EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13D jointly on behalf of each such party.

/s/ Leslie Dan
Leslie L. Dan

CLAIRMARK INVESTMENTS LTD.

By:	/s/ Leslie L. Dan
Name:	Leslie L. Dan
Title:	President